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                                  EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
NBT Bancorp Inc.:


We consent to incorporation by reference in the following registration statements of NBT Bancorp Inc. on Form S-3 (File No. 33-12247) and Form S-8 (File Nos. 33-18976, 33-77410, 333-02925 and 333-67615) of our report dated
January 25, 1999, related to the consolidated balance sheets of Lake Ariel Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K.



/s/ Parente, Randolph, Orlando, Carey & Associates


Wilkes-Barre, Pennsylvania
February 29, 2000